FOR IMMEDIATE RELEASE	CONTACT:
Monday, November 18, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group’s Board of Directors
Announces New Chief Executive Officer

West Des Moines, Iowa, November 18, 2019 - The Board of Directors of FBL Financial Group, Inc. (NYSE: FFG) today announced the appointment of Daniel D. (Dan) Pitcher as Chief Executive Officer and Class A director, effective January 1, 2020. He will succeed current Chief Executive Officer Jim Brannen, who previously announced plans to retire in early 2020.

Commenting on this announcement, Chairman of the Board Craig D. Hill, said, “This appointment is part of an orderly succession plan that we have in place at FBL Financial Group. Dan is a proven FBL leader who brings strong operational experience and a commitment to the Farm Bureau niche marketplace and our multiline exclusive agents. The board is confident that we have chosen the right strategic leader for FBL Financial Group and expect a smooth transition.”

FBL Financial Group Chief Executive Officer James P. Brannen commented, “Dan has been a close and valued business partner for many years. I am very excited that he has been named the next Chief Executive Officer. Dan is committed to achieving our purpose of protecting the livelihoods and futures of our client/members. He cares about our Farm Bureau heritage, our employees, agents, client/members and shareholders.”

Pitcher, 57, currently serves as FBL Financial Group’s Chief Operating Officer - Property Casualty Companies. In this role, which he has held since 2011, he has been an integral member of the FBL management team and served on several enterprise-wide committees such as the investment committee and expense management committee. In his current role, Pitcher is responsible for FBL Financial Group’s managed property casualty insurance operations. This includes overall responsibility for pricing, underwriting, claims and operations for commercial, personal and agricultural lines. Prior to his current position, he held various property casualty operations and information system roles since joining FBL Financial Group in 1998. Prior to that, Pitcher spent 14 years with Nationwide/Allied Insurance. He holds a bachelor’s degree in business administration from Drake University, and the Fellow, Life Management Institute (FLMI) certification. He is a member of the United Way of Central Iowa Board of Directors.

FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.